EXHIBIT 99
Release:             On receipt, July 23, 2015
Media contact:         Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces Second Quarter Results;
Company Also Announces Common Stock Dividend

Company Highlights
• 2Q 2015 operating earnings[1] of $323.9 million, or $1.09 per diluted share
• 2Q 2015 net income available to common stockholders of $241.1 million, or 81 cents per diluted share
• Record assets under management (AUM) of $539.9 billion
• Return on equity[2] of 13.8 percent
• Company declares third quarter 2015 dividend of 38 cents per share of common stock.
(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) today announced results for second quarter 2015.

•
Operating earnings increased to $323.9 million for second quarter 2015, compared to $323.1 million for second quarter 2014. After adjusting for normalizing items and foreign exchange rates, operating earnings increased 10 percent over second quarter 2014. Operating earnings per diluted share (EPS) increased 1 percent to $1.09 for second quarter 2015, compared to $1.08 for second quarter 2014.

•
Net income available to common stockholders for second quarter 2015 decreased to $241.1 million, or 81 cents per diluted share, compared to $306.3 million, or $1.03 per diluted share for second quarter 2014.

•	Operating revenues increased 34 percent in second quarter 2015 to $3,406.8 million from higher sales and fee income, compared to $2,542.6 million for second quarter 2014.

◦	Fee income[3] increased 6 percent to $908.5 million for the second quarter 2015, compared to
$855.3 million for second quarter 2014.

•
Quarterly dividend of 38 cents per share of common stock for third quarter 2015 was authorized by the company’s Board of Directors. The dividend will be payable on Sept. 25, 2015, to shareholders of record as of Sept. 4, 2015.

“The strong financial performance we delivered in the second quarter further demonstrates the strength of our diversified business model and the underlying fundamentals of our business. We achieved these strong results despite continued macroeconomic volatility, including ongoing pressure from foreign exchange rates,” says Larry D. Zimpleman, chairman and chief executive officer. “Outstanding investment performance, competitive outcomes-based solutions and strong distribution partnerships worldwide drove total company year-to-date net cash flows up 71 percent to $17.6 billion, leading to record assets under management of $540 billion at quarter end.”
Added Terry Lillis, executive vice president and chief financial officer, ”We continue to grow the percentage of earnings that come from our less capital-intensive, fee-based businesses, enabling us to generate increased free cash flow that we can deploy through a variety of ways to increase value for shareholders. So far in 2015, we’ve announced plans to deploy more than $800 million of capital. In addition to the common stock dividends we paid in the first and second quarters, the current low interest rate environment provided us the opportunity to issue debt and redeem our preferred stock. Looking ahead to the second half of the year, we will pay a 38 cent per share common stock dividend; we expect to close on our acquisition of AXA’s Hong Kong pension business on Sept. 1; and we’ll continue repurchasing shares.”
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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.
2 Return on equity is excluding AOCI (Accumulated Other Comprehensive Income).
3 Fee Income = Fees and other revenue as reported in our results of operations.

Other Highlights
Business

•	Assets under management as of June 30, 2015, were a record $539.9 billion, with net cash flows for second quarter of $8.2 billion and $17.6 billion year to date.

•
Retirement and Investor Services Accumulation sales were $7.6 billion in the second quarter. Record account values of $266.9 billion included sales of $1.6 billion for Full Service Accumulation, $5.4 billion for Principal Funds, and $0.8 billion for Individual Annuities.

•	Principal Funds had its 22nd consecutive quarter of positive net cash flows, which contributed to record operating earnings for the quarter.

•	Record Full Service Payout had sales of $0.7 billion in the second quarter.

•	Principal Global Investors had record total AUM of $328.4 billion, including net cash flows of $4.2 billion.

•
Principal International reported strong net cash flows of $3.6 billion and AUM of $117.5 billion. On a local currency basis, AUM increased 21 percent over the year ago quarter. Total Principal International AUM hit a record $151.7 billion when including China, which is not part of reported AUM.

•	Individual Life second quarter premium and fees were up 4 percent over the year ago quarter.

•	Specialty Benefits premium and fees increased 8 percent over the year ago quarter and the division continued to have favorable claims experience by maintaining disciplined underwriting.

•
Investment performance was strong, with 87 percent of Principal’s investment options in the top two quartiles of Morningstar rankings on a one and three-year basis and 91 percent in the top two quartiles on a five-year basis at quarter end.

Capital

•	A strong capital position with a 2015 capital deployment target at the upper end of $800.0 million to
$1.0 billion.

◦	Paid a second quarter common stock dividend of 38 cents per share on June 26, 2015, and announced a third quarter 2015 common stock dividend of 38 cents per share.

◦	Included in the full-year 2015 range is $335 million for the previously announced acquisition of AXA’s pension business in Hong Kong, which is scheduled to close on Sept. 1.

•
Successfully accessed the capital markets in the second quarter by issuing $400 million of senior notes due in 2025 and $400 million of junior subordinated notes due in 2055, which enabled the company to redeem $550 million of preferred stock as well as leverage the current low interest rate environment.

Net Income

•	Second quarter 2015 net income available to common stockholders of $241.1 million was down 21 percent compared to second quarter 2014 reflecting:

•	Total company operating earnings that were flat compared to second quarter 2014 and negatively impacted by foreign exchange rates; and

•	Net realized capital losses of $82.8 million, including:

◦
$2.2 million loss due to credit impairments related to sales and permanent impairments of fixed maturity securities. This is an 85 percent improvement in credit impairments from second quarter 2014 as losses on commercial mortgage backed securities continue to mitigate;

◦	$70.2 million of losses on derivatives and related activities used for hedging financial risks due to strong annuity sales and rising interest rates; and

◦	$18.4 million of losses in Other predominantly due to the recognition of unamortized corporate real estate expense.

Segment Results
Retirement and Investor Services - Accumulation4

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q15	2Q14	% Change	2Q15	2Q14	% Change
Operating Earnings	$189.5	$181.4	4%

Net Revenue	$682.3	$637.1	7%	$2,624.3	$2,463.3	7%
Pretax Return on Net Revenue	33.4%	35.5%		33.0%	33.3%

•
Operating Earnings increased $8.1 million primarily due to higher net revenue growth. Additionally, Individual Annuities results benefited $3.0 million from higher than expected variable investment income. In the prior year quarter, Full Service Accumulation benefited $6.0 million from higher than expected variable investment income and a legal fee reimbursement.

•	Net Revenue increased $45.2 million, primarily due to an increase in account values driven by positive net cash flows and favorable equity markets on a year over year basis.

Retirement and Investor Services - Guaranteed5

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q15	2Q14	% Change	2Q15	2Q14	% Change
Operating Earnings	$27.2	$30.7	(11)%

Net Revenue	$48.3	$53.1	(9)%	$182.9	$194.3	(6)%
Pretax Return on Net Revenue	80.1%	83.4%		80.1%	81.8%

•	Operating Earnings decreased $3.5 million primarily due to second quarter 2014 results benefiting $3.0 million from higher than expected variable investment income.

•	Net Revenue decreased $4.8 million primarily due to a decline in variable investment income.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q15	2Q14	% Change	2Q15	2Q14	% Change
Operating Earnings	$31.5	$27.4	15%

Operating Revenue	$188.4	$173.2	9%	$756.6	$741.6	2%
Pretax Margin	27.1%	26.8%		26.6%	24.8%

Total PGI Assets Under Management (billions)	$328.4	$307.3	7%
Unaffiliated Assets Under Management (billions)	$121.1	$114.3	6%

•	Operating Earnings increased $4.1 million. This was primarily due to revenue growth and scale leading to improved margins.

•	Operating Revenue increased $15.2 million due to higher management fees, performance fees and transaction fees.

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4 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.
5 RIS Guaranteed: includes Investment Only and Full Service Payout.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q15	2Q14	% Change	2Q15	2Q14	% Change
Operating Earnings	$59.3	$68.0	(13)%

Combined[6] Net Revenue	$380.3	$390.8	(3)%	$1,558.5	$1,450.4	7%
Combined Pretax Return on Net Revenue	47.3%	52.7%		50.5%	51.4%

Assets Under Management (billions)	$117.5	$118.8	(1)%

•
Operating Earnings, which were significantly impacted by changes in foreign exchange rates, decreased $8.7 million. The current quarter results were also negatively impacted by lower than expected encaje returns, which were partially offset by higher than expected inflation. Results from the prior year quarter benefited by $5.5 million relative to expected encaje returns. On a local currency basis, Principal International generated mid-teens normalized[7] operating earnings growth in the second quarter.

•
Combined Net Revenue decreased $10.5 million primarily due to the strengthening U.S. dollar. On a local currency basis, combined net revenue improved 19 percent driven by growth in AUM from positive net cash flows and market performance.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q15	2Q14	% Change	2Q15	2Q14	% Change
Operating Earnings	$26.3	$20.0	32%

Premium and Fees	$240.0	$231.6	4%	$957.3	$907.8	5%
Pretax Operating Margin	15.3%	11.9%		19.6%*	14.1%
*Pretax Operating Margin for the trailing twelve months as of second quarter 2015 was 13.4 percent after adjusting for the third quarter 2014 actuarial assumption review.

•	Operating Earnings increased $6.3 million from the year ago quarter due to improved mortality.

•	Premium and Fees increased $8.4 million, in line with our expected growth rate.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q15	2Q14	% Change	2Q15	2Q14	% Change
Operating Earnings	$32.5	$29.0	12%

Premium and Fees	$428.2	$394.9	8%	$1,675.2	$1,533.7	9%
Pretax Operating Margin	12.0%	11.5%		11.4%	11.5%

Incurred Loss Ratio	65.2%	65.8%		64.4%	65.8%

•	Operating Earnings increased $3.5 million primarily due to growth in the business and improved claims experience.

•	Premium and Fees increased $33.3 million reflecting strong retention and growth across all products.

•	Incurred Loss Ratio continued to perform well and at the lower end of the targeted range.

Corporate

(in millions except percentages or otherwise noted)	Quarter
	2Q15	2Q14	% Change
Operating Earnings	$(42.4)	$(33.4)	(27)%

•
Operating Losses of $42.4 million were impacted by an additional $10.0 million of expenses related to the preferred stock redemption in the second quarter. This was partially offset by the timing of certain expenses.

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6 Combined basis: all Principal International companies (including joint ventures) at 100%.
7 Adjusted to expected encaje returns and inflation.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2014, and in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; continued volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, July 24, 2015 at 10:00 a.m. (ET), Chairman and Chief Executive Officer Larry Zimpleman, President and Chief Operating Officer Dan Houston, and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 71099087.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 71099087. This replay will be available approximately two hours after the completion of the live earnings call through the end of day July 31, 2015.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement and a slide detailing normalizing items for second quarter 2015 are currently available at www.principal.com/investor. Other slides that will be referenced during the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal®)8 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $539.9 billion in assets under management9 and serves some 20.1 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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8 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
9 As of June 30, 2015

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Six Months Ended,
	06/30/15	06/30/14	06/30/15	06/30/14
Retirement and Investor Services	$216.7	$212.1	$427.6	$428.6
Principal Global Investors	31.5	27.4	62.2	54.3
Principal International	59.3	68.0	119.2	131.3
U.S. Insurance Solutions	58.8	49.0	113.9	92.4
Corporate	(42.4)	(33.4)	(72.6)	(66.4)
Operating Earnings	$323.9	$323.1	$650.3	$640.2
Net realized capital gains (losses), as adjusted	(82.8)	30.8	(69.7)	7.9
Other after-tax adjustments	—	(47.6)	74.7	(48.1)
Net income available to common stockholders	$241.1	$306.3	$655.3	$600

	Per Diluted Share
	Three Months Ended,		Six Months Ended,
	06/30/15	06/30/14	06/30/15	06/30/14
Operating Earnings	$1.09	$1.08	$2.18	$2.14
Net realized capital gains (losses), as adjusted	(0.28)	0.10	(0.23)	0.03
Other after-tax adjustments	0.00	(0.15)	0.25	(0.16)
Adjustment for redeemable noncontrolling interest	0.00	0.00	0.00	(0.03)
Net income	$0.81	$1.03	$2.20	$1.98
Weighted-average diluted common shares outstanding	298.4	298.3	298.4	299

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc.
Results of Operations
(in millions)

	Three Months Ended,		Six Months Ended,
	06/30/15	06/30/14	06/30/15	06/30/14
Premiums and other considerations	$ 1,682.4	$ 835.9	$ 2,598.8	$ 1,639.4
Fees and other revenues	908.5	855.3	1,793.3	1,684.9
Net investment income	815.9	851.4	1,559.3	1,717.6
Total operating revenues	3,406.8	2,542.6	5,951.4	5,041.9

Benefits, claims and settlement expenses	2,057.2	1,261.4	3,284.5	2,484.9
Dividends to policyholders	41.1	44.6	82.8	90.3
Commissions	206.6	190.1	423.2	380.8
Capitalization of DAC	(92.1)	(97.7)	(191.9)	(193.6)
Amortization of DAC	52.5	57.9	101.3	125.0
Depreciation and amortization	29.9	30.5	59.2	59.4
Interest expense on corporate debt	37.5	33.1	70.1	68.1
Compensation and other	649.8	597.3	1,289.9	1,190.9
Total expenses	2,982.5	2,117.2	5,119.1	4,205.8

Operating earnings before tax, noncontrolling interest and preferred stock dividends	424.3	425.4	832.3	836.1

Income tax	75.8	89.5	147.5	152.7
Operating earnings attributable to noncontrolling interest	8.1	4.5	9.8	26.7
Preferred stock dividends	8.3	8.3	16.5	16.5
Excess of redemption value over carrying value of preferred shares redeemed	8.2	—	8.2	—
Operating earnings	$323.9	$323.1	$650.3	$640.2

Net realized capital gains (losses), as adjusted	(82.8)	30.8	(69.7)	7.9
Other after-tax adjustments	—	(47.6)	74.7	(48.1)
Net income available to common stockholders	$ 241.1	$ 306.3	$ 655.3	$ 600.0

Selected Balance Sheet Statistics

Period Ended,
	06/30/15	12/31/14	06/30/14
Total assets (in billions)	$ 222.3	$ 219.1	$ 218.3
Total common equity (in millions)	$ 9,693.4	$ 9,642.0	$ 9,859.8
Total common equity excluding accumulated other comprehensive income (in millions)	$ 10,020.0	$ 9,591.6	$ 9,260.4
End of period common shares outstanding (in millions)	294.7	293.9	293.8
Book value per common share	$ 32.89	$ 32.81	$ 33.56
Book value per common share excluding accumulated other comprehensive income	$ 34.00	$ 32.64	$ 31.52

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended,		Six Months Ended,
	06/30/15	06/30/14	06/30/15	06/30/14
Diluted Earnings Per Common Share:
Operating earnings	1.09	1.08	2.18	2.14
Net realized capital gains (losses)	(0.28)	0.10	(0.23)	0.03
Other after-tax adjustments	—	(0.15)	0.25	(0.16)
Adjustment for redeemable noncontrolling interest	—	—	—	(0.03)
Net income	0.81	1.03	2.20	1.98

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	34.00	31.52	34.00	31.52
Net unrealized capital gains	3.14	3.82	3.14	3.82
Foreign currency translation	(2.94)	(1.27)	(2.94)	(1.27)
Net unrecognized postretirement benefit obligations	(1.31)	(0.51)	(1.31)	(0.51)
Book value per common share including accumulated other comprehensive income	32.89	33.56	32.89	33.56

Operating Revenues:
RIS	2,108.6	1,265.1	3,428.0	2,526.3
PGI	188.4	173.2	375.0	344.3
PI	315.0	357.3	551.2	657.7
USIS	857.8	811.4	1,719.5	1,615.8
Corporate	(63.0)	(64.4)	(122.3)	(102.2)
Total operating revenues	3,406.8	2,542.6	5,951.4	5,041.9
Net realized capital gains (losses) and related adjustments	(141.3)	64.3	(95.7)	43.2
Other income on a tax indemnification	(6.7)	—	60.2	—
Exited group medical insurance business	0.4	(0.2)	0.6	0.2
Total GAAP revenues	3,259.2	2,606.7	5,916.5	5,085.3

Operating Earnings:
RIS	216.7	212.1	427.6	428.6
PGI	31.5	27.4	62.2	54.3
PI	59.3	68.0	119.2	131.3
USIS	58.8	49.0	113.9	92.4
Corporate	(42.4)	(33.4)	(72.6)	(66.4)
Total operating earnings	323.9	323.1	650.3	640.2
Net realized capital gains (losses) and related adjustments	(82.8)	30.8	(69.7)	7.9
Other after-tax adjustments	—	(47.6)	74.7	(48.1)
Net income available to common stockholders	241.1	306.3	655.3	600.0

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	(82.8)	30.8	(69.7)	7.9
Certain derivative and hedging-related adjustments	26.4	22.7	46.1	44.5
Amortization of DAC and other actuarial balances	(16.2)	13.5	(0.2)	23.2
Certain market value adjustments of embedded derivatives	—	0.1	0.9	(0.3)
Capital gains (losses) distributed	2.9	6.2	(1.9)	9.3
Tax impacts	(44.4)	13.6	(26.8)	3.0
Noncontrolling interest capital gains (losses)	(0.8)	0.1	2.0	0.1
Recognition of front-end fee revenues	0.3	(0.2)	0.1	(0.3)
Certain market value adjustments to fee revenues	—	—	1.1	—
GAAP net realized capital gains (losses)	(114.6)	86.8	(48.4)	87.4

Other After-Tax Adjustments:
Losses associated with exited group medical insurance business	—	(0.1)	(0.2)	(0.6)
Impact of a court ruling on some uncertain tax positions	—	(47.5)	(30.3)	(47.5)
Deferred tax impact of Chile merger	—	—	105.2	—
Total other after-tax adjustments	—	(47.6)	74.7	(48.1)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Six Months Ended,
	06/30/15	06/30/14	06/30/15	06/30/14

Total combined net revenue	$ 380.3	$ 390.8	$ 757.9	$ 749.2
Add:
Principal International's share of unconsolidated joint ventures' net income	24.5	24.8	50.7	45.9
Less:
Unconsolidated joint ventures' net revenue at 100%	255.0	250.7	506.5	473.0
Other adjustments	1.2	1.2	2.6	2.5
Net revenue*	$ 148.6	$ 163.7	$ 299.5	$ 319.6

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.